Exhibit 99.1

National & Retail Trades and First Call

For release: November 2, 2006 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS OCTOBER COMPARABLE STORE SALES
INCREASE OF 4.2 PERCENT AND THIRD QUARTER COMPARABLE STORE
SALES INCREASE OF 8.5 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – November 2, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended October 28, 2006 increased 11.4 percent over the four-week period ended October 29, 2005. On a comparable store basis, sales increased 4.2 percent.

For the quarter ended October 28, 2006, total sales increased 16.6 percent while comparable store sales increased 8.5 percent. For the 39 weeks ended October 28, 2006, total sales were up 15.6 percent while comparable stores sales increased 6.9 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are pleased with our sales performance in October and for the third quarter.  Once again, we exceeded our comparable store sales guidance of 2% to 4% for the quarter. We continue to see consistency in sales performance across all lines of business and in all regions of the Country.  We believe we are well-positioned for the upcoming holiday season.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	October 28,	October 29,	All	Comp
	2006	2005	Stores	Stores

October	$ 1,246.9	$ 1,119.6	11.4%	4.2%
Third Quarter	$ 3,637.3	$ 3,119.4	16.6%	8.5%
Year-To-Date	$ 10,113.4	$ 8,750.3	15.6%	6.9%

During the month of October, the Company opened sixty-five new stores in thirty states across the Country.  This was the Company’s largest one-day opening in its history.   The Company will open three additional stores on November 9, 2006. On October 28, 2006, the Company operated 814 stores in 45 states, compared with 731 in 41 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EST on Thursday, November 2 until 8:30 PM EST Friday, November 3).  The dial-in number for the replay is (719) 457-0820, and the pass code is 6694143.

Third Quarter Earnings Release

Kohl’s Corporation will release its third quarter earnings on November 9, 2006 at 4:00 PM (EST). A conference call is scheduled at 5:00 PM (EST). Investors will have the opportunity to listen to the conference call by dialing (913) 905-3179 ten minutes prior to the start of the call.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Premiere Global Services’ web site located at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrzlncnsvwxlcl.  To listen to the call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay of the call will be available for 30 days at (719) 457-0820, Pass Code: 4773974.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464